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EXHIBIT 10.2


                                 PROMISSORY NOTE

$2,250,000.00                                                   October __, 2001

                  FOR VALUE RECEIVED, ACT Teleconferencing, Inc., a Colorado corporation ("Maker"), promises to pay to PictureTel Corporation, a Delaware corporation ("Holder," which term shall include all subsequent holders of this Promissory Note), the principal amount of TWO MILLION, TWO HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($2,250,000.00)]. THIS NOTE SHALL BE NON-NEGOTIABLE.

                  This promissory note (this "Note") is executed and delivered in connection with that certain Asset Purchase Agreement of even date herewith between Maker, Holder and ACT Videoconferencing, Inc., a Minnesota corporation (the "Purchase Agreement").

                  1. The principal balance outstanding under this Note shall bear interest at an annual rate of 10% and during such time as an Event of Default (as defined below) has occurred and is continuing, shall bear interest at an annual rate of 12% (the "Interest Rate"). Interest shall be computed on the basis of a 365-day year, calculated by multiplying the principal balance of this Note by the Interest Rate, dividing the product by 365, and multiplying that result by the actual number of days elapsed.

                  2. Subject to Section 4 below, on each of April 10, 2002, October 10, 2002, and April 10, 2003, the Maker shall pay to the Holder the principal amount of $562,500 plus accrued interest on the outstanding principal amount of the Note. The Maker shall pay the entire outstanding principal amount and accrued interest on October 10, 2003. In addition, the Maker shall prepay principal of $1,000,000, together with accrued interest on such prepaid principal, within three business days following the consummation by the Maker of the earlier to occur of (1) the issuance of debt securities in a transaction (or series of related transactions) in which the aggregate proceeds to the Maker are at least $3,000,000, and (2) the issuance of equity securities (including securities that are convertible or exchangable for equity securities) in a transaction (or series of related transactions) in which the aggregate proceeds to the Maker are at least $5,000,000.

                  3. Maker shall have the right to prepay this Note in full or in part at any time without penalty. All payments hereunder shall be applied first to costs and expenses of collection, if any, then to accrued interest and then to the principal balance hereof.

                  4. In the event of a reduction of principal pursuant to Sections 5, 6 or 7 hereof or the prepayment of principal as provided in
Section 2 hereof, (i) such amount shall be applied against the then unpaid payments under this Note in the order of maturity with the first such application to be against the earliest payment due, and (ii) for the purposes of calculating accrued interest, the principal shall be considered reduced by the appropriate amount as of the date of the relevant event allowing such reduction. The aggregate reductions pursuant to Section 5, 6 or 7 of this Note shall in no event exceed $1,250,000 of the principal amount of this Note.

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                  5.       In the event that (i) pursuant to Section 1.7 of
the Purchase Agreement, Holder sells the shares of the common stock of Maker held by Holder (the "COMMON STOCK") and (ii) Holder receives from Maker consideration (net of any underwriting commissions, discounts and expenses) for such Common Stock in excess of $7.00 per share of Common Stock (as appropriately adjusted for stock splits, stock combination, stock dividends and recapitalizations), then, subject to the limits set forth in Section 4 above, the principal amount of this Note shall be reduced by 50% of the total amount by which the aggregate consideration (net of any underwriting commissions, discounts and expenses) received by Holder from Maker as a result of such sale exceeds an amount equal to $7.00 (as appropriately adjusted for stock splits, stock combination, stock dividends and recapitalizations) multiplied by the total number of shares of Common Stock sold by Holder.

                  6. In the event that (i) pursuant to Section 3.1 of the Registration Rights Agreement dated the date hereof between Maker and Holder (the "REGISTRATION RIGHTS AGREEMENT"), Holder sells shares of Common Stock in a Qualified Public Offering (as defined in the Registration Rights Agreement) within twelve (12) months of the Closing Date and (ii) Holder receives total consideration (net of any underwriting commissions, discounts and expenses) for such Common Stock in excess of $7.00 per share of Common Stock (as appropriately adjusted for stock splits, stock combination, stock dividends and recapitalizations), then, subject to the limits set forth in
Section 4 above, the principal amount of this Note shall be reduced by 50% of the total amount by which the aggregate consideration (net of any underwriting commissions, discounts and expenses) received by Holder as a result of such sale exceeds an amount equal to $7.00 (as appropriately adjusted for stock splits, stock combination, stock dividends and recapitalizations) multiplied by the total number of shares of Common Stock sold by Holder.

                  7. The principal amount of this Note shall be reduced by the amount of the Severance Costs Payment paid by Maker pursuant to
Section 7.6(e) of the Purchase Agreement.

                  8. The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment to the indebtedness of the Maker set forth on Attachment A (the "Senior Indebtedness") (it being understood that such subordination shall not restrict the Maker from making scheduled payments of this Note if there is no event of default under the Senior Indebtedness); PROVIDED, HOWEVER, that such subordination shall not impair, as between the Maker and the Holder of this Note, the obligation of the Maker, which is absolute and unconditional, to pay to the Holder hereof the principal hereof and interest hereon as and when the same become due and payable, nor shall it prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers, and remedies otherwise provided herein or by applicable law. If requested by Maker, the Holder agrees to negotiate in good faith with the holders of indebtedness of Maker a subordination agreement with respect to indebtedness evidenced by this Note, which agreement shall be in form and substance satisfactory to the Maker and the Holder.

                  9. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default (an "EVENT OF DEFAULT") hereunder:

                  (a)      any default in payment of any sum due hereunder;

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                  (b)      the failure to perform or observe in any material
                  respect any covenant, agreement or provision to be performed or observed by Maker under the Purchase Agreement, Registration Rights Agreement, Assumption Agreement, Escrow Agreement, Transition Services Agreement or this Note, which failure is not rectified or cured to the reasonable satisfaction of the Holder within 30 days after receipt by Maker of written notice of such failure;

                  (c) pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "BANKRUPTCY LAW"), (i) commencement by Maker of a voluntary case or proceeding, (ii) consent of Maker to the entry of an order for relief against it in an involuntary case, (iii) consent of Maker to the appointment of a trustee, receiver, assignee, liquidator or similar official, (iv) an assignment by Maker for the benefit of its creditors or (v) admittance by Maker in writing of its inability to pay its debts as they become due;

                  (d) an order or decree under any Bankruptcy Law entered by a court of competent jurisdiction that (i) is for the relief against Maker in an involuntary case, or (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties;

                  (e) a final judgment rendered against Maker which, in the aggregate with other outstanding final judgments against Maker, exceeds $100,000 after giving effect to any applicable insurance, if within 45 days after entry thereof, such judgment shall not have been discharged, paid or stayed pending appeal;

                  (f) the failure (i) to make any payment when due (after giving effect to any applicable grace periods) in respect of any indebtedness for money borrowed by Maker or (ii) to perform or observe the terms of any agreement or instrument relating to any indebtedness for money borrowed by Maker, which failure shall (i) continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument and (ii) permit the acceleration of any indebtedness for money borrowed; or the acceleration and due or payable payment of all or any part of any indebtedness for money borrowed by Maker, which indebtedness becomes due and payable prior to its stated maturity for any reason whatsoever (except with respect to voluntary prepayments or mandatory contingent payments that do not result from a default thereunder or the occurrence of an event similar to an Event of Default hereunder); or

                  (g) the acquisition after the date hereof by any person, together with "affiliates" and "associates" of such person within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), or any "group" including such person under sections 13(d) and 14(d) of the Exchange Act, of (i) beneficial ownership within the meaning of Rule 13d-3 of the Exchange Act of 51% or more of either the voting stock or total equity capital of Maker or

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                  (ii) control of a majority of the voting stock of Maker
                  through a shareholder, voting or similar agreement or arrangement.


                  10. Except as otherwise consented to by the Holder, the Maker covenants that so long as this Note remains outstanding, it will not pay any dividends, distribute assets, or redeem or repurchase stock, convertible securities or options to purchase stock, redeem or voluntarily prepay other outstanding indebtedness, except for (i) the redemption of the Maker's Series A Preferred Stock in accordance with its terms, and (ii) the repurchase of stock from employees at cost pursuant to agreements to repurchase such stock approved by the Board of Directors of the Company.

                  11. Upon the occurrence of any Event of Default hereunder, (a) the entire balance of principal owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand, and (b) Holder may exercise any and all rights and remedies available to it hereunder, and/or applicable law, including, without limitation, exercising Holder's right to collect from Maker all sums due hereunder.

                  12. Maker and all parties now or hereafter liable for the payment hereof hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this note, and (b) agree to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by or on behalf of Holder in connection with Holder's exercise of any or all of its rights and remedies hereunder.

                  13. The rights and remedies of Holder under this note shall be cumulative and not alternative. No waiver by Holder of any right or remedy under this note shall be effective unless in a writing signed by Holder. Neither the failure nor any delay in exercising any right, power or privilege under this note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege. No claim or right of Holder arising out of this note can be discharged by Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Holder. No waiver that may be given by Holder will be applicable except in the specific instance for which it is given. No notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Holder to take further action without notice or demand as provided in this Note. Addresses for notices, consents and certain other provisions applicable to this Note are contained in Section 8.4 of the Purchase Agreement.

                  14. If any provision of this Note, for any reason or to any extent, shall be invalid or unenforceable, then the remainder of this Note, the application of the provisions to other persons, entities, circumstances, and any and all other instruments referred to herein shall not be affected thereby, but instead shall be valid and enforceable to the maximum extent permitted by law.

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                  15.      This Note may not be amended or modified except by
an instrument in writing signed by the party against whom enforcement of any amendment or modification is sought.

                  16. This Note shall be construed and enforced in accordance with the laws of the State of Colorado.

                  17.      This Note may not be assigned by the Maker.

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                  IN WITNESS WHEREOF, Maker has executed this Note this ____
day of October, 2001.

                                     "MAKER"

                                      ACT Teleconferencing, Inc., a Colorado
                                      corporation


                                      By:
                                         -----------------------------------
                                         Name:
                                               -----------------------------
                                         Title:
                                               -----------------------------

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